Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Goodrich Petroleum Corporation

We have audited the accompanying consolidated balance sheets of Goodrich Petroleum Corporation and subsidiary (“the Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and stockholders’ equity, for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goodrich Petroleum Corporation and subsidiary at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 15 to the consolidated financial statements, the Company changed its reserve estimates and related disclosures as a result of adopting new oil and gas reserve estimation and disclosure requirements as of December 31, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Goodrich Petroleum Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 21, 2011, except for Note 17, as to which the date is January 6, 2012

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(In Thousands)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,788	$125,116
Restricted cash	4,232	—
Accounts receivable, trade and other, net of allowance	9,231	7,944
Income taxes receivable	4,335	15,438
Accrued oil and gas revenue	14,920	17,206
Fair value of oil and gas derivatives	24,467	5,403
Inventory	7,831	662
Prepaid expenses and other	3,045	1,609

Total current assets	85,849	173,378

PROPERTY AND EQUIPMENT:
Oil and gas properties (successful efforts method)	1,217,891	1,339,462
Furniture, fixtures and equipment	4,962	3,985

	1,222,853	1,343,447
Less: Accumulated depletion, depreciation and amortization	(685,110)	(669,463)

Net property and equipment	537,743	673,984
Fair value of oil and gas derivatives	15,732	—
Deferred tax asset	19,695	4,700
Deferred financing cost	5,558	8,212

TOTAL ASSETS	$664,577	$860,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$47,106	$35,079
Accrued liabilities	47,105	25,308
Accrued abandonment costs	4,392	4,574
Deferred tax liability current	19,695	4,700
Fair value of interest rate derivatives	—	1,087
Current portion of debt	167,086	—

Total current liabilities	285,384	70,748
LONG-TERM DEBT	179,171	330,147
Accrued abandonment costs	11,683	13,716
Fair value of oil and gas derivatives	4,367	278

Total liabilities	480,605	414,889

Commitments and contingencies (See Note 9)
STOCKHOLDERS’ EQUITY:
Preferred stock: 10,000,000 shares authorized:
Series B convertible preferred stock, $1.00 par value, issued and outstanding 2,250,000	2,250	2,250
Common stock: $0.20 par value, 100,000,000 shares authorized, issued and outstanding 37,685,378 and 37,452,023 shares, respectively	7,212	7,166
Treasury stock (12,377 and 19,915 shares, respectively)	(196)	(411)
Additional paid in capital	643,828	637,335
Retained earnings (accumulated deficit)	(469,122)	(200,955)

Total stockholders’ equity	183,972	445,385

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$664,577	$860,274

See accompanying notes to consolidated financial statements.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2010	2009	2008
REVENUES:
Oil and gas revenues	$148,031	$110,784	$215,369
Other	302	(358)	682

	148,333	110,426	216,051

OPERATING EXPENSES:
Lease operating expense	26,306	30,188	31,950
Production and other taxes	3,627	4,317	7,542
Transportation	9,856	9,459	8,645
Depreciation, depletion and amortization	105,913	160,361	107,123
Exploration	10,152	9,292	8,404
Impairment of oil and gas properties	234,887	208,905	28,582
General and administrative	30,918	27,923	24,254
Loss (gain) on sale of assets	2,824	(297)	(145,876)
Other	4,268	—	—

	428,751	450,148	70,624

Operating income (loss)	(280,418)	(339,722)	145,427

OTHER INCOME (EXPENSE):
Interest expense	(37,179)	(26,148)	(22,410)
Interest income and other	117	458	1,682
Gain on derivatives not designated as hedges	55,275	47,115	51,547

	18,213	21,425	30,819

Income (loss) before income taxes	(262,205)	(318,297)	176,246
Income tax benefit (expense)	85	67,311	(54,472)

Net income (loss)	(262,120)	(250,986)	121,774
Preferred stock dividends	6,047	6,047	6,047

Net income (loss) applicable to common stock	$(268,167)	$(257,033)	$115,727

PER COMMON SHARE
Net income (loss) applicable to common stock—basic	$(7.47)	$(7.17)	$3.42
Net income (loss) applicable to common stock—diluted	$(7.47)	$(7.17)	$3.23
Weighted average common shares outstanding—basic	35,921	35,866	33,806
Weighted average common shares outstanding—diluted	35,921	35,866	40,397

See accompanying notes to consolidated financial statements.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(262,120)	$(250,986)	$121,774
Adjustments to reconcile net income (loss) to net cash provided by operating activities—Depletion, depreciation, and amortization	105,913	160,361	107,123
Unrealized (gain) loss on derivatives not designated for hedge accounting	(31,794)	49,434	(53,995)
Deferred income taxes	—	(51,845)	34,835
Exploration costs	—	219	312
Amortization of leasehold costs	5,963	4,927	5,838
Impairment of oil and gas properties	234,887	208,905	29,751
Share based compensation (non-cash)	7,554	6,751	5,493
Loss (gain) on sale of assets	2,824	(297)	(145,876)
Amortization of finance cost and debt discount	19,256	12,221	8,465
Other non-cash items	—	282	53
Change in assets and liabilities:
Restricted cash	(4,232)	—	—
Accounts receivable, trade and other, net of allowance	(343)	(925)	1,467
Inventory	(7,169)	102	(1,376)
Income taxes receivable	—	(15,438)	—
Deferred revenue	—	—	(12,500)
Accrued oil and gas revenue	403	(1,611)	(3,395)
Accounts payable	14,571	(6,338)	4,495
Income taxes payable	11,103	(1,320)	1,383
Accrued liabilities	4,901	976	3,184
Prepaid expenses and other	(1,285)	152	8

Net cash provided by operating activities	100,432	115,570	107,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(264,967)	(265,825)	(362,847)
Proceeds from sale of assets	64,887	238	175,061

Net cash used in investing activities	(200,080)	(265,587)	(187,786)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible note offering	—	218,500	—
Principal payments of bank borrowings	(54,500)	(80,000)	(155,500)
Proceeds from bank borrowings	54,500	5,000	190,000
Exercise of stock options and warrants	10	26	2,819
Deferred financing costs	(492)	(8,755)	(1,498)
Preferred stock dividends	(6,047)	(6,047)	(6,047)
Net proceeds from common stock offering	—	—	191,340
Excess tax benefit from stock based compensation	—	—	3,222
Other	(1,151)	(1,139)	(489)

Net cash provided by (used in) financing activities	(7,680)	127,585	223,847

Increase (decrease) in cash and cash equivalents	(107,328)	(22,432)	143,100
Cash and cash equivalents, beginning of period	125,116	147,548	4,448

Cash and cash equivalents, end of period	$17,788	$125,116	$147,548

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$18,014	$12,446	$12,981
Cash paid during the year for taxes	$—	$1,352	$14,778

See accompanying notes to consolidated financial statements.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In Thousands)

	Preferred Stock		Common Stock		Additional Paid-in	Treasury Stock		Retained Earnings/	Total Stockholder’s
	Shares	Value	Shares	Value	Capital	Shares	Value	(Deficit)	Equity
Balance at January 1, 2008	2,250	$2,250	34,821	$6,340	$364,262	(16)	$(422)	$(59,649)	312,781
Net income	—	—	—	—	—	—	—	121,774	121,774
Offering of common stock	—	—	4,030	806	224,405	—	—	—	225,211
Employee stock plans	—	—	194	39	10,879	—	—	—	10,918
Director stock grants	—	—	16	3	579	—	—	—	582
Shares issued pursuant to share lending agreement	—	—	(1,498)	—	—	—	—	—	—
Repurchases of stock	—	—	—	—	—	(16)	(485)	—	(485)
Retirement of stock	—	—	—	—	—	22	614	—	614
Dividends	—	—	—	—	—	—	—	(6,047)	(6,047)

Balance at December 31, 2008	2,250	2,250	37,563	7,188	600,125	(10)	(293)	56,078	665,348
Net loss	—	—	—	—	—	—	—	(250,986)	(250,986)
Capped call option redemption	—	—	(266)	(53)	—	—	—	—	(53)
Equity portion of convertible notes	—	—	—	—	31,165	—	—	—	31,165
Employee stock plans	—	—	139	28	5,991	—	—	—	6,019
Director stock grants	—	—	16	3	54	—	—	—	57
Repurchases of stock	—	—	—	—	—	(44)	(1,132)	—	(1,132)
Retirement of stock	—	—	—	—	—	34	1,014	—	1,014
Dividends	—	—	—	—	—	—	—	(6,047)	(6,047)

Balance at December 31, 2009	2,250	2,250	37,452	7,166	637,335	(20)	(411)	(200,955)	445,385
Net loss	—	—	—	—	—	—	—	(262,120)	(262,120)
Employee stock plans	—	—	282	52	7,502	—	—	—	7,554
Employee stock option exercise	—	—	—	1	9	—	—	—	10
Director stock grants	—	—	24	5	301	—	—	—	306
Repurchases of stock	—	—	—	3	(1)	(65)	(1,113)	—	(1,111)
Retirement of stock	—	—	(73)	(15)	(1,313)	73	1,328	—	—
Other	—	—	—	—	(5)	—	—	—	(5)
Dividends	—	—	—	—	—	—	—	(6,047)	(6,047)

Balance at December 31, 2010	2,250	$2,250	37,685	$7,212	$643,828	(12)	$(196)	$(469,122)	$183,972

See accompanying notes to consolidated financial statements.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—Description of Business and Accounting Policies

Goodrich Petroleum Corporation (together with its subsidiary, “we,” “our,” or “the Company”) is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas on properties primarily in Northwest Louisiana, East Texas and South Texas.

Principles of Consolidation—The consolidated financial statements of Goodrich Petroleum Corporation (“Goodrich,” “the Company” or “we”) included in this Annual Report on Form 10-K have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in accordance with accounting principles generally accepted in the United States (US GAAP). The consolidated financial statements include the financial statements of Goodrich Petroleum Corporation and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation. Certain data in prior periods’ financial statements have been adjusted to conform to the presentation of the current period. We have evaluated subsequent events through the date of this filing.

Use of Estimates—Our Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with US GAAP.

Presentation Change—The Consolidated Statement of Operations includes a category of expense titled “Interest income and other” which includes immaterial effects of discontinued operations from the prior periods. The net effect of discontinued operations is added to this account for the comparative years of 2009 and 2008.

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, demand deposit accounts and temporary cash investments with maturities of ninety days or less at date of purchase.

Restricted Cash—Restricted cash consists of cash held in escrow totaling $4.2 million for the posting of the suspensive appeal bond relating to the Hoover Tree Farm, LLC v. Goodrich Petroleum Company, LLC litigation. See Note 9.

Allowance for Doubtful Accounts—We routinely assess the recoverability of all material trade and other receivables to determine their collectability. Many of our receivables are from a limited number of purchasers. Accordingly, accounts receivable from such purchases could be significant. Generally, our natural gas and crude oil receivables are collected within thirty to sixty days of production. We also have receivables from joint interest owners of properties we operate. We may have the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings.

We accrue a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of the reserve may be reasonably estimated. As of each of December 31, 2010 and 2009, our allowance for doubtful accounts was immaterial.

Inventory–Inventory consists of casing and tubulars that are expected to be used in our capital drilling program and oil in storage tanks. Inventory is carried on the Balance Sheet at the lower of cost or market.

Property and Equipment—We follow the successful efforts method of accounting for exploration and development expenditures. Under this method, costs of acquiring unproved and proved oil and gas leasehold acreage are capitalized. When proved reserves are found on an unproved property, the associated leasehold cost is transferred to proved properties. Significant unproved leases are reviewed periodically, and a valuation allowance is provided for any estimated decline in value. Costs of all other unproved leases are amortized over the estimated average holding period of the leases.

Exploration—Exploration expenditures, including geological and geophysical costs, delay rentals and exploratory dry hole costs are expensed as incurred. Costs of drilling exploratory wells are initially capitalized pending determination of whether proved reserves can be attributed to the discovery. If management determines that commercial quantities of hydrocarbons have not been discovered, capitalized costs associated with exploratory wells are expensed. Development costs are capitalized, including the costs of unsuccessful development wells.

Fair Value Measurement—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We carry our derivative instruments at fair value and measure their fair value by applying the income approach, using level 2 inputs based on third-party quotes or available interest rate information and commodity pricing data obtained from third party pricing sources and our creditworthiness or that of our counterparties. We carry our oil and gas properties held for use and for sale at historical cost. We use level 3 inputs which are unobservable data such as discounted cash flow models or valuations, based on the Company’s various assumptions and future commodity prices to determine the fair value of our oil and gas properties in determining impairment. We carry cash and cash equivalents, account receivables and payables at carrying value which represent fair value because of the short-term nature of these instruments.

Impairment—Proved oil and gas properties are reviewed for impairment on a field-by-field basis when facts and circumstances indicate that their carrying amounts may not be recoverable. In performing this review, future net cash flows are calculated based on estimated future oil and gas sales revenues less future expenditures necessary to develop and produce the reserves. If the sum of these estimated future cash flows (undiscounted) is less than the carrying amount of the property, an impairment loss is recognized for the excess of the property’s carrying amount over its estimated fair value based on estimated discounted future cash flows. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We perform this comparison using estimates of future commodity prices and our estimates of proved and probable reserves and recent market transactions. For the years ended December 31, 2010, 2009 and 2008, we recorded impairments of $234.9 million, $208.9 million and $28.6 million, respectively. See Note 13.

Depreciation—Depreciation and depletion of producing oil and gas properties is calculated using the units-of-production method. Proved developed reserves are used to compute unit rates for unamortized tangible and intangible development costs, and proved reserves are used for unamortized leasehold costs.

Gains and losses on disposals or retirements that are significant or include an entire depreciable or depletable property unit are included in operating income. Depreciation of furniture, fixtures and equipment, consisting of office furniture, computer hardware and software and leasehold improvements, is computed using the straight-line method over their estimated useful lives, which vary from three to five years.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Asset Retirement Obligations—We follow the accounting standard related to accounting for asset retirement obligations. These obligations relate to the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets. We record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Accretion expense is included in depreciation, depletion and amortization on our consolidated statement of operations.

Revenue Recognition—Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Revenues from the production of crude oil and natural gas properties in which we have an interest with other producers are recognized using the entitlements method. We record a liability or an asset for natural gas balancing when we have sold more or less than our working interest share of natural gas production, respectively. At December 31, 2010 and 2009 the net liability for gas balancing was immaterial. Differences between actual production and net working interest volumes are routinely adjusted.

Derivative Instruments—We use derivative instruments such as futures, forwards, options, collars and swaps for purposes of hedging our exposure to fluctuations in the price of crude oil and natural gas and to hedge our exposure to changing interest rates. Accounting standards related to derivative instruments and hedging activities require that all derivative instruments subject to the requirements of those standards be measured at fair value and recognized as assets or liabilities in the balance sheet. Changes in fair value are required to be recognized in earnings unless specific hedge accounting criteria are met. We have not designated any of our derivative contracts as hedges accordingly; changes in fair value are reflected in earnings.

Income Taxes—We account for income taxes, as required, under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We recognize, as required, the financial statement benefit of an uncertain tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Earnings Per Share—Basic income per common share is computed by dividing net income available to common stockholders for each reporting period by the weighted-average number of common shares outstanding during the period. Diluted income per common share is computed by dividing net income available to common stockholders for each reporting period by the weighted average number of common shares outstanding during the period, plus the effects of potentially dilutive stock options and restricted stock calculated using the Treasury Stock method and the potential dilutive effect of the conversion of shares associated with Convertible Preferred Stock and Convertible Notes.

Commitments and Contingencies—Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries from third parties, when probable of realization, are separately recorded and are not offset against the related environmental liability.

Concentration of Credit Risk—Due to the nature of the industry, we sell our oil and natural gas production to a limited number of purchasers and, accordingly, amounts receivable from such purchasers could be significant. Revenues from the top two purchasers accounted for 29% and 17% of oil and gas revenues for the year ended December 31, 2010. Revenues from the top three purchasers accounted for 32%, 19% and 10% of oil and gas revenues for the year ended December 31, 2009. Revenues from the top three purchasers accounted for 33%, 20% and 9% of oil and gas revenues for the year ended December 31, 2008.

Share-Based Compensation—We account for our share-based transactions using fair value and recognized compensation expense over the requisite service period. The fair value of each option award is estimated using a Black-Scholes option valuation model with various assumptions based on our estimates. Our assumptions include expected volatility, expected term of option, risk-free interest rate and dividend yield. Expected volatility estimates are developed by us based on historical volatility of our stock. We use historical data to estimate the expected term of the options. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury yield in effect at the grant date. Our common stock does not pay dividends; therefore, the dividend yield is zero. The fair value of restricted stock is measured using the close of the day stock price on the day of the award.

New Accounting Pronouncements

Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. In October 2009, the Financial Accounting Standards Board (“FASB”) issued guidance on accounting for own-share lending arrangements in contemplation of convertible debt issuance. The standard requires that such share-lending arrangement be measured at fair value at the date of issuance and recognized as an issuance cost with an offset to paid-in-capital and the loaned shares be excluded in the computation of basic and diluted earnings per share. The issuance cost is required to be amortized as interest expense over the life of the financing arrangement. The standard also requires additional disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement. Retrospective application is required for all arrangements outstanding as of the beginning of the fiscal years beginning on or after December 15, 2009. The impact of the new guidance on our financial statements, as it relates to the shares outstanding under the share lending agreement (the “Share Lending Agreement”) that we entered into in connection with the December 2006 issuance of our 3.25% Convertible Senior Notes due 2026, was evaluated and considered immaterial.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value Measurements. In January 2010, the FASB issued authoritative guidance related to improving disclosures about fair value measurements. This guidance requires separate disclosures of the amounts of transfers in and out of Level 1 and Level 2 fair value measurements and a description of the reason for such transfers. In the reconciliation for Level 3 fair value measurements using significant unobservable inputs, information about purchases, sales, issuances and settlements shall be presented separately. These disclosures are required for interim and annual reporting periods effective January 1, 2010, except for the disclosures related to the purchases, sales, issuances and settlements in the roll forward activity of Level 3 fair value measurements, which are effective on January 1, 2011. This guidance was adopted on January 1, 2010 for Level 1 and Level 2 fair value measurements and did not impact the Company’s operating results, financial position, cash flows or disclosures.

NOTE 2—Share-Based Compensation Plans

Overview

In May 2006, our shareholders approved our 2006 Long-Term Incentive Plan (the “2006 Plan”), at our annual meeting of stockholders. The 2006 Plan provides for grants to employees and non-employee directors. Under the 2006 Plan, a maximum of 2.0 million new shares are reserved for issuance as awards of share options to officers, employees and non-employee directors. As of December 31, 2010, a total of 507,983 shares were available for future grants under the 2006 Plan.

The 2006 Plan is intended to promote the interests of the Company, by providing a means by which employees, consultants and directors may acquire or increase their equity interest in the Company and may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The 2006 Plan is also intended to enhance the ability of the Company and its Subsidiary to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

The 2006 Plan provides that the Compensation Committee shall have the authority to determine the participants to whom stock options, restricted stock, performance awards, phantom shares and stock appreciation rights may be granted.

We measure the cost of stock based compensation granted, including stock options and restricted stock, based on the fair value of the award as of the grant date, net of estimated forfeitures. Awards granted are valued at fair value and recognized on a straight-line basis over the service periods (or the vesting periods) of each award. We estimate forfeiture rates for all unvested awards based on our historical experience.

Total share-based compensation of $8.1 million, $7.4 million and $5.9 million for the years ended December 31, 2010, 2009 and 2008, respectively, has been recognized as a component of general and administrative expenses in the Consolidated Statement of Operations. The total income tax benefit associated with our share-based compensation recognized in our Consolidated Statement of Operations was $3.2 million for the year ended December 31, 2008.

The following table summarizes the components of our share-based compensation programs recorded as expense (in thousands):

	Year Ended December 31,
	2010	2009	2008
Pretax stock option expense	$5,944	$1,428	$2,181
Pretax restricted stock expense	1,609	5,323	3,312
Pretax director stock expense	502	608	440

Total pretax share-based compensation:	$8,055	$7,359	$5,933

Stock Options

The 2006 Plan provides that the option price of shares issued be equal to the market price on the date of grant. With the exception of option grants to non-employee directors which vest immediately, options vest ratably on the anniversary of the date of grant over a period of time, typically three years. All options expire ten years after the date of grant.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Option activity under our stock option plans as of December 31, 2010, and changes during the year ended December 31, 2010 were as follows:

	Shares	Weighted Average Exercise Price	Remaining Contractual Term	Aggregate Intrinsic Value
			(years)	(thousands)
Outstanding at January 1, 2010	947,634	$21.39	5.51	$2,804
Granted	—	—
Exercised	(2,000)	4.88		$24
Forfeited	(10,000)	21.59

Outstanding at December 31, 2010	935,634	$21.42	4.97	$338

Exercisable at December 31, 2010	796,134	$21.40	4.60	$338

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of the fourth quarter of 2010 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2010. The amount of aggregate intrinsic value will change based on the fair market value of our stock. The total intrinsic value of options exercised during the years ended December 31, 2010, 2009, and 2008 was less than $0.1 million, $0.2 million and $6.2 million, respectively. During 2010, 2009 and 2008, $1.6 million, $1.4 million and $2.2 million, respectively, were charged to General and Administrative (“G&A”) expense related to stock options.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2010	Weighted Average Exercise Price
	(years)
$4.11 to $5.85	12,000	1.40	$4.94	12,000	$4.94
$16.46 and $19.78	307,300	4.11	18.08	307,300	18.08
$21.59 to $27.81	616,334	5.47	23.41	476,834	23.95

	935,634	4.97	$21.42	796,134	$21.40

During 2008 we granted 162,000 stock options under the plan, valued at $1.7 million at the time of issuance. No options were granted in 2009. During 2010 we modified 60,000 stock options under the plan valued at an aggregate of $0.4 million. The estimated fair value of the options modified during 2010 and prior years was calculated using a Black-Scholes Merton option pricing model (Black-Scholes).

The following schedule reflects the various assumptions included in the Black-Scholes model as it relates to the valuation of our options of the options modified/granted in 2010 and 2008:

	2010	2008
Risk-free interest rate (1)	2.55%	3.52%
Expected volatility (2)	64%	53%
Expected dividend yield (3)	0%	0%
Expected term (4)	6	5

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Risk-free interest rate—is based on a zero-coupon U.S. government instrument over the expected term.
(2)	Expected volatility—is based on the weighted average historical volatility of our common stock.
(3)	Expected dividend yield—we do not pay dividends on our common stock.
(4)	Expected term—we use the midpoint of the vesting period and the life of the grant to estimate employee option exercise timing.

As of December 31, 2010, $0.8 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately 4.97 years.

Restricted Stock

In 2003, we began granting a series of restricted stock awards. Restricted stock awarded under the 2006 Plan typically has a vesting period of three years. During the vesting period, ownership of the shares cannot be transferred and the shares are subject to forfeiture if employment ends before the end of the vesting period. Certain restricted stock awards provide for accelerated vesting. Restricted shares are not considered to be currently issued and outstanding until the restrictions lapse and/or they vest.

During 2010, 2009 and 2008, we granted 471,845, 343,749 and 437,048 shares of our common stock under the plan, valued at $7.4 million, $7.8 million and $11.4 million, respectively, at the time of issuance. During 2010, 2009 and 2008, $6.0 million, $5.3 million and $3.3 million, respectively, were charged to G&A expense related to the restricted share awards. The fair value of restricted stock vested during 2010, 2009 and 2008 was $6.1 million, $4.9 million and $2.1 million, respectively.

Restricted stock activity under our plan for the year ended December 31, 2010, and changes during the year then ended were as follows:

	Number of Shares	Weighted Average Grant-Date Fair Value	Total Value
Unvested at January 1, 2010	623,586	$24.09	$15,023,854
Vested	(260,567)	23.55	(6,137,346)
Granted	471,845	15.75	7,432,220
Forfeited	(87,034)	23.45	(2,040,571)

Unvested at December 31, 2010	747,830	$19.09	$14,278,157

As of December 31, 2010, $12.7 million of total unrecognized compensation cost related to restricted stock is expected to be recognized over a weighted average period of approximately 2.3 years.

NOTE 3—Asset Retirement Obligations

The reconciliation of the beginning and ending asset retirement obligation for the periods ending December 31, 2010 and 2009 is as follows (in thousands):

	December 31,
	2010	2009
Beginning balance	$18,290	$13,804
Liabilities incurred	76	352
Revisions in estimated liabilities	1,187	3,299
Liabilities settled	(175)	—
Accretion expense	1,507	891
Dispositions	(4,810)	(56)

Ending balance	$16,075	$18,290

Current liability	$4,392	$4,574
Long term liability	$11,683	$13,716

During 2010, we determined that the expected productive lives of many of our wells had decreased relative to the 2009 estimate, while the plug and abandon costs remained relatively flat with only slight increases. As a result, we revised our previously estimated asset retirement obligation by a discounted $1.2 million.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4—Debt

Debt consisted of the following balances (in thousands):

	December 31,
	2010	2009
Senior Credit Facility	$—	$—
3.25% Convertible Senior Notes due 2026	175,000	175,000
Debt discount on 3.25% convertible senior notes	(7,914)	(15,915)
5.0% Convertible Senior Notes due 2029	218,500	218,500
Debt discount of 5.0% Convertible Senior Notes	(39,329)	(47,438)

Total debt	$346,257	$330,147

Current portion of debt	$167,086	$—
Long term debt	$179,171	$330,147

Senior Credit Facility

On May 5, 2009, we entered into a Second Amended and Restated Credit Agreement (“Senior Credit Facility”) that replaced our previous facility. Total lender commitments under the Senior Credit Facility are $350 million subject to a borrowing base calculation. The Senior Credit Facility matures on August 31, 2011. The Senior Credit Facility can be further extended to July 1, 2012 upon receipt of proceeds from a refinancing sufficient to prepay the 3.25% convertible senior notes due 2026. Revolving borrowings under the Senior Credit Facility are limited to, and subject to periodic redeterminations of, the borrowing base. The borrowing base interest on revolving borrowings under the Senior Credit Facility accrues at a rate calculated, at our option, at the bank base rate plus 0.75% to 1.50%, or LIBOR plus 2.25% to 3.00%, depending on borrowing base utilization.

Pursuant to the terms of the Senior Credit Facility, borrowing base redeterminations will be on a semi-annual basis on April 1 and October 1 beginning on October 1, 2009. In connection with the offering of the $218.5 million 5% convertible senior notes due 2029, we entered into an amendment of our Senior Credit Facility to permit the issuance of the notes and required payments made on the notes thereafter and to exclude up to $175 million of our 3.25% convertible senior notes due 2026 or our 5% convertible senior notes due 2029 from the definition of Total Debt used in our financial covenants under the Senior Credit Facility. We currently have no outstanding debt under the credit facility with a borrowing base of $225 million. Since the 3.25% convertible notes due 2026 are outstanding any borrowings under the Senior Credit Facility will be classified as a current liability.

Substantially all our assets are pledged as collateral to secure the Senior Credit Facility.

The terms of the Senior Credit Facility require us to maintain certain covenants. Capitalized terms used, but not defined here, have the meanings assigned to them in the Senior Credit Facility. The primary financial covenants include:

•	Current Ratio of 1.0/1.0;

•	Interest Coverage Ratio of not less than 2.5/1.0 for the trailing four quarters; and

•

Total Debt no greater than 3.0 times EBITDAX for the trailing four quarters (EBITDAX is earnings before interest expense, income tax, DD&A, exploration expense and impairment of oil and gas properties. In calculating EBITDAX for this purpose, earnings include realized gains (losses) from derivatives but exclude unrealized gains (losses) from derivatives. Up to $175.0 million of our convertible senior notes are excluded from the calculation of Total Debt for the purpose of computing this ratio).

On February 4, 2011, we entered into a third amendment to our senior credit facility revising our interest coverage ratio from 3.0x to 2.5x to take into consideration additional non-cash interest recorded due to the adoption on January 1, 2009, of a new accounting standard related to our convertible notes.

We were in compliance with all the financial covenants as amended of the Senior Credit Facility as of December 31, 2010.

3.25% Convertible Senior Notes Due 2026

In December 2006, we sold $175.0 million of 3.25% convertible senior notes (the “2026 Notes”) due in December 2026. The 2026 Notes mature on December 1, 2026, unless earlier converted, redeemed or repurchased. The 2026 Notes are our senior unsecured obligations and rank equally in right of payment to all of our other existing and future indebtedness. The 2026 Notes accrue interest at a rate of 3.25% annually, and interest is paid semi-annually on June 1 and December 1. Interest payments on the notes began on June 1, 2007.

Before December 1, 2011, we may not redeem the notes. On or after December 1, 2011, we may redeem all or a portion of the notes for cash, and the investors may require us to repurchase the notes on each of December 1, 2011, 2016 and 2021. Upon conversion, we have the option to deliver shares at the applicable conversion rate, redeem in cash or in certain circumstances redeem in a combination of cash and shares.

Investors may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2007, if the last reported sale price of our common stock is greater than or equal to 135% of the base conversion price of the notes (as defined in this

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

offering memorandum) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) prior to December 2, 2011, during the five business-day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of notes for each trading day in the measurement period was less than 95% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate transactions described in this offering memorandum. Investors may also convert their notes at their option at any time beginning on November 1, 2026, and ending at the close of business on the second business day immediately preceding the maturity date.

The notes are convertible into shares of our common stock at a rate equal to the sum of:

a)	15.1653 shares per $1,000 principal amount of notes (equal to a “base conversion price” of approximately $65.94 per share) plus

b)	an additional amount of shares per $1,000 of principal amount of notes equal to the incremental share factor (2.6762), multiplied by a fraction, the numerator of which is the applicable stock price less the “base conversion price” and the denominator of which is the applicable stock price.

We separately account for the liability and equity components of the 2026 Notes in a manner that reflects our nonconvertible debt borrowing rate when interest is recognized in subsequent periods. On January 1, 2009, according to accounting standards related to accounting for debt instruments that may be settled in cash upon conversion, we recorded a beginning of period debt discount balance of $23.3 million which represents the unamortized debt discount of the original retrospective debt discount of approximately $37.0 million and an equity component net of tax of $23.9 million. As of December 31, 2010, the $175.0 million 2026 Notes were carried on the balance sheet at $167 million with a debt discount balance of $7.9 million. As of December 31, 2009, the $175.0 million of 2026 Notes were carried on the balance sheet at $159.1 million with a debt discount balance of $15.9 million. The remaining amount of debt discount as of December 31, 2010 will be amortized using the effective interest rate method based upon an original five year term through December 1, 2011.

Interest expense relating to the contractual interest rate and amortization of both financing cost and debt discount relating to the 2026 Notes for the years ended December 31, 2010, 2009 and 2008 was $14.5 million, $13.9 million and $13.3 million, respectively. The effective interest rate on the liability component of the 2026 Notes was 9% for each of the years 2010, 2009 and 2008.

The investors may require us to repurchase the 2026 Notes on December 1, 2011. Consequently as of December 1, 2010 the 2026 notes are classified as a current liability.

5% Convertible Senior Notes due 2029

In September 2009, we sold $218.5 million of 5% convertible senior notes due in October 2029 (the “2029 Notes”). The notes mature on October 1, 2029, unless earlier converted, redeemed or repurchased. The notes are our senior unsecured obligations and rank equally in right of payment to all of our other existing and future indebtedness. The notes accrue interest at a rate of 5% annually, and interest is paid semi-annually in arrears on April 1 and October 1 of each year, beginning in 2010. Interest began accruing on the notes on September 28, 2009.

Before October 1, 2014, we may not redeem the notes. On or after October 1, 2014, we may redeem all or a portion of the notes for cash, and the investors may require us to repurchase the notes on each of October 1, 2014, 2019 and 2024. Upon conversion, we have the option to deliver shares at the applicable conversion rate, redeem in cash or in certain circumstances redeem in a combination of cash and shares.

Investors may convert their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date under the following circumstances: (1) during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2009, if the last reported sale price of our common stock is greater than or equal to 135% of the conversion price of the notes (as defined in this prospectus supplement) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) prior to October 1, 2014, during the five business-day period after any ten consecutive trading-day period (the “measurement period”) in which the trading price of $1,000 principal amount of notes for each trading day in the measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; (3) if the notes have been called for redemption; or (4) upon the occurrence of one of the specified corporate transactions described in this prospectus supplement. Investors may also convert their notes at their option at any time beginning on September 1, 2029, and ending at the close of business on the second business day immediately preceding the maturity date.

The notes are convertible into shares of our common stock at a rate equal to 28.8534 shares per $1,000 principal amount of notes (equal to an “initial conversion price” of approximately $34.66 per share of common stock per share).

We fully paid off the second lien term loan of $75 million with proceeds received from our issuance of the 2029 Notes.

We separately account for the liability and equity components of our 5% convertible senior notes due 2029 in a manner that reflects our nonconvertible debt borrowing rate when interest is recognized in subsequent periods. Upon issuance of the notes in September 2009, according to accounting standards related to accounting for convertible debt instruments that may be settled in cash upon conversion, we recorded a debt discount of $49.4 million, thereby reducing the carrying the value of $218.5 million notes on the December 31, 2009 balance sheet to $171.1 million and recorded an equity component net of tax of $32.1 million. The debt discount will be amortized using the effective interest rate method based upon an original five year term through October 1, 2014. Interest expense recognized relating to the contractual interest rate and amortization of both financing cost and debt discount for the year ended December 31, 2010 was $20.0 million. The effective rate on the liability component of the notes was 11.2% for the years 2010 and 2009.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5—Income (Loss) Per Common Share

Net income (loss) applicable to common stock was used as the numerator in computing basic and diluted income (loss) per common share for the years ended December 31, 2010, 2009 and 2008. The following table sets forth information related to the computations of basic and diluted income (loss) per share.

	Year Ended December 31,
	2010	2009	2008
	(Amounts in thousands, except per share data)
Basic income (loss) per share:
Income (loss) applicable to common stock	$(268,167)	$(257,033)	$115,727
Weighted-average shares of common stock outstanding (1)	35,921	35,866	33,806

Basic income (loss) per share	$(7.47)	$(7.17)	$3.42

Diluted income (loss) per share:
Income (loss) applicable to common stock	$(268,167)	$(257,033)	$115,727
Dividends on convertible preferred stock (2)	—	—	6,047
Interest and amortization of loan cost on convertible senior notes, net of tax (3)	—	—	8,651

Diluted income (loss)	$(268,167)	$(257,033)	$130,425

Weighted-average shares of common stock outstanding (1)	35,921	35,866	33,806
Assumed conversion of convertible preferred stock (2)	—	—	3,588
Assumed conversion of convertible senior notes (3)	—	—	2,654
Stock options and restricted stock (4)	—	—	349

Weighted-average diluted shares outstanding	35,921	35,866	40,397

Diluted income (loss) per share	$(7.47)	$(7.17)	$3.23

(1)	This amount does not include 1,624,300 shares in 2010, 2009 and 2008 of common stock outstanding under the Share Lending Agreement in 2010, 2009 and 2008. See Note 7.
(2)	Common shares issuable upon assumed conversion of our convertible preferred stock amounting to 3,587,850 shares and the accrued dividends on the convertible preferred stock were not included in the computation of diluted loss per share for the periods presented in 2009 and 2010, as they would have been anti-dilutive.
(3)	Common shares issuable upon assumed conversion of our convertible senior notes amounting to 8,958,395 shares 2010 and the accrued interest on the convertible senior notes were not included in the computation of diluted loss per for the periods presented in 2009 and 2010, as they would have been anti-dilutive.
(4)	Common shares on assumed conversion of restricted stock and stock options in the amounts of 53,144 shares and 125,131 shares for the years 2010 and 2009, respectively, were not included in the computation of diluted loss per common share since their inclusion would have been anti-dilutive.

NOTE 6—Income Taxes

Income tax (expense) benefit consisted of the following (in thousands):

	Year Ended December 31,
	2010	2009	2008
Current:
Federal	$85	$5,382	$(5,331)
State	—	10,070	(10,813)

	85	15,452	(16,144)

Deferred:
Federal	—	48,121	(37,192)
State	—	3,725	(866)

	—	51,846	(38,058)

Total	$85	$67,298	$(54,202)

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation of the U.S. statutory income tax rate at 35% to our income (loss) before income taxes (in thousands):

	Year Ended December 31,
	2010	2009	2008
Income tax (expense) benefit
Tax at U.S. statutory income tax	$91,772	$111,412	$(61,861)
Valuation allowance	(93,497)	(54,256)	15,268
State income taxes-net of federal benefit	1,860	10,271	(7,895)
Nondeductible expenses and other	(50)	(129)	286

Total tax (expense) benefit	$85	$67,298	$(54,202)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	December 31,
	2010	2009
Current deferred tax assets:
Accrued liabilities	$531	$980
Contingent liabilities and other	1,502	—
Less valuation allowance	(1,629)	(650)

Total current deferred tax assets	404	330
Current deferred tax liabilities:
Derivative financial instruments	(8,564)	(1,511)
Bond discount	(7,123)	—
Debt discount and financing costs	(2,921)	—
Accrued liabilities	(1,491)	(3,519)

Total current deferred tax liabilities	(20,099)	(5,030)

Net current deferred tax liability	$(19,695)	$(4,700)

Noncurrent deferred tax assets:
Operating loss carryforwards	$105,105	$47,902
Texas Margin Credit	607	607
Louisiana NOL	877	—
Statutory depletion carryforward	7,034	7,034
AMT tax credit carryforward	1,246	1,409
Derivative financial instruments	—	97
Compensation	3,842	3,042
Contingent liabilities and other	557	538
Property and equipment	70,619	31,572

Total gross noncurrent deferred tax assets	189,887	92,201
Less valuation allowance	(152,831)	(61,091)

Net noncurrent deferred tax assets	37,056	31,110

Noncurrent deferred tax liabilities:
Derivative financial instruments	(3,978)	—
Bond discount	—	(4,872)
Debt discount	(13,383)	(21,538)

Total non-current deferred tax liabilities	(17,361)	(26,410)

Net non-current deferred tax asset	$19,695	$4,700

The valuation allowance for deferred tax assets increased by $92.7 million in 2010. In determining the carrying value of a deferred tax asset, accounting standards provide for the weighing of evidence in estimating whether and how much of a deferred tax asset may be recoverable. As we have incurred net operating losses in 2010 and prior years, relevant accounting guidance suggests that cumulative losses in recent years constitute significant negative evidence, and that future expectations about income are insufficient to overcome a history of such losses. Therefore, with the before-mentioned adjustment of $92.7 million, we have reduced the carrying value of our net deferred tax asset to zero. The valuation allowance has no impact on our net operating loss (“NOL”) position for tax purposes, and if we generate taxable income in future periods, we will be able to use our NOLs to offset taxes due at that time. The Company will continue to assess the valuation allowance against deferred tax assets considering all available evidence obtained in future reporting periods.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2010, we have NOL carryforwards of approximately $302.6 million for tax purposes which begin to expire in 2026. The Company also has a minimum tax credit carryforward not subject to expiration of $1.2 million which will not begin to be used until after the available NOLs have been used or expired and when regular tax exceeds the current year alternative minimum tax.

Our share based deferred compensation plans have generated $11.5 million of additional tax deductions through 2010. The Company realized $9.2 million ($6.0 million, net of tax) of these deductions in 2008 and the associated $3.2 million tax benefit was recorded as additional paid in capital. The remaining tax deductions are not currently recognized as a component of our deferred tax asset. They will be recognized when the net operating loss carryforward is utilized to offset future taxable income.

In July 2005, we received a Notice of Proposed Tax Due from the State of Louisiana asserting that we underpaid our Louisiana franchise taxes for the years 1998 through 2004 in the amount of $0.6 million. The Notice of Proposed Tax Due included additional assessments of penalties and interest in the amount of $0.4 million for a total asserted liability of $1.0 million. In order to avoid future penalties and interest, the Company paid, under protest, $1.0 million to the State of Louisiana in April 2007 which payment was expensed in general and administrative expense in first quarter 2007. We are waiting on a response from the Louisiana Department of Revenue on our settlement offer for the refund of 75% of the amount we paid under protest. Should our offer be accepted, the refund would be booked as a credit to general and administrative expense.

As of December 31, 2010, we have recorded an income tax receivable of $4.3 million of which $4.2 million is a refund due from the State of Louisiana for 2008 taxes and $0.1 million is a refund due on federal income taxes as a result of an alternative minimum tax credit refund on our 2009 income tax return.

The amount of unrecognized tax benefits did not materially change as of December 31, 2010. The amount of unrecognized tax benefits may change in the next twelve months; however we do not expect the change to have a significant impact on our results of operations or our financial position. We file a consolidated federal income tax return in the United States and various combined and separate filings in several state and local jurisdictions. With limited exceptions, we are no longer subject to U.S. Federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 1992.

Our continuing practice is to recognize estimated interest and penalties related to potential underpayment on any unrecognized tax benefits as a component of income tax expense in the Consolidated Statement of Operations. We do not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statute of limitations before December 31, 2011.

NOTE 7—Stockholders’ Equity

Equity Offering

On July 14, 2008, we closed the public offering of 3,121,300 shares of our common stock at a price of $64.00 per share. Net proceeds from the offering were approximately $191.3 million after deducting the underwriters’ discount and estimated offering expenses. We used approximately $96.0 million of the net proceeds to pay off outstanding borrowings under our Senior Credit Facility. We used the remaining net proceeds for general corporate purposes, including the funding of a portion of our 2008 drilling program, other capital expenditures and working capital requirements.

Caddo Parish Acquisition for Common Stock

In May 2008, we acquired approximately 3,665 net acres in the Longwood field of Caddo Parish, Louisiana, through the issuance of 908,098 shares of our common stock valued at approximately $33.9 million. See Note 12.

Share Lending Agreement

In connection with the offering of our 3.25% in December 2006, we lent an affiliate of Bear, Stearns & Co. (“BSC”) a total of 3,122,263 shares of our common stock under the Share Lending Agreement. Under this agreement, BSC is entitled to offer and sell such shares and use the sale to facilitate the establishment of a hedge position by investors in the notes. BSC will receive all proceeds from the common stock offerings and lending transactions under this agreement. BSC is obligated to return the shares to us in the event of certain circumstances, including the redemption of the notes or the conversion of the notes to shares of our common stock pursuant to the terms of the indenture governing the notes.

The Share Lending Agreement also requires BSC to post collateral if its credit rating is below either A3 by Moody’s Investors Service (“Moody’s”) or A-by Standard and Poor’s (“S&P”). As a result of the long-term ratings downgrade of BSC in March 2008, BSC was required to return all or a portion of the borrowed shares or collateralize the return obligation with cash or highly liquid non-cash collateral. On March 20, 2008, BSC had returned 1,497,963 shares of the 3,122,263 originally borrowed shares and fully collateralized the remaining 1,624,300 borrowed shares with a cash collateral deposit of approximately $41.3 million. This amount represents the market value of the remaining borrowed shares at March 20, 2008. Under certain conditions, BSC is required to maintain collateral value in the amount at least equal to the market value of the outstanding borrowed shares. The 1,497,963 shares returned to us were recorded as treasury stock and retired in March 2008.

In May 2008, JP Morgan Chase & Co. completed its acquisition of and assumed all counterparty liabilities of The Bear Stearns Companies Inc. JP Morgan Chase & Co.’s credit rating exceeds that required by the Share Lending Agreement. Thus, collateral is no longer required. Should JP Morgan Chase & Co.’s credit ratings decline below either A3 by Moody’s or A- by S&P, it would be required to post collateral to support its obligation to return any remaining borrowed shares.

The 1,624,300 shares of common stock outstanding as of December 31, 2010, under the Share Lending Agreement have a fair value of $28.7 million based on a closing price on December 31, 2010 of $17.64 per share and are required to be returned to us in the future. The shares are treated in basic and diluted earnings per share as if they were already returned and retired. As a result, the shares of common stock lent under the Share Lending Agreement have no impact on the earnings per share calculation.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capped Call Option Transactions

On December 10, 2007, we closed the public offering of 6,430,750 shares of our common stock at a price of $23.50 per share. Net proceeds from the offering were approximately $145.4 million after deducting the underwriters’ discount and estimated offering expenses. We used approximately $123.8 million of the net proceeds to pay off outstanding borrowings under our Senior Credit Facility, and approximately $21.6 million of the net proceeds to purchase capped call options on shares of our common stock from affiliates of BSC and J.P. Morgan Securities Inc.

The capped call option agreements were separate transactions entered into by us with the option counterparties and was not part of the offering of common stock. The capped call option transactions covered, subject to customary anti-dilution adjustments, approximately 5.8 million shares of our common stock, and each of them was divided into a number of tranches with differing expiration dates. Approximately 77,333 options per trading day expired over each of three separate 25 consecutive trading day settlement periods. During 2009, two-thirds of the options expired. The remaining one-third of the options subject to the capped call expired in May and June 2010 and did not result in our receipt of any shares of common stock.

Preferred Stock

Our Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) was initially issued on December 21, 2005, in a private placement of 1,650,000 shares for net proceeds of $79.8 million (after offering costs of $2.7 million). Each share of the Series B Convertible Preferred Stock has a liquidation preference of $50 per share, aggregating to $82.5 million, and bears a dividend of 5.375% per annum. Dividends are payable quarterly in arrears beginning March 15, 2006. If we fail to pay dividends on our Series B Convertible Preferred Stock on any six dividend payment dates, whether or not consecutive, the dividend rate per annum will be increased by 1.0% until we have paid all dividends on our Series B Convertible Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.

On January 23, 2006, the initial purchasers of the Series B Convertible Preferred Stock exercised their over-allotment option to purchase an additional 600,000 shares at the same price per share, resulting in net proceeds of $29.0 million, which was used to fund our 2006 capital expenditure program.

Each share is convertible at the option of the holder into our common stock at any time at an initial conversion rate of 1.5946 shares of common stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of common stock. Upon conversion of the Series B Convertible Preferred Stock, we may choose to deliver the conversion value to holders in cash, shares of common stock, or a combination of cash and shares of common stock.

If a fundamental change occurs, holders may require us in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a fundamental change or specified corporate events, we will under certain circumstances increase the conversion rate by a number of additional shares of common stock. A “fundamental change” will be deemed to have occurred if any of the following occurs:

•

We consolidate or merge with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of our assets to any person, or any person consolidates with or merges into us or with us, in any such event pursuant to a transaction in which our outstanding voting shares are changed into or exchanged for cash, securities, or other property; or

•	We are liquidated or dissolved or adopt a plan of liquidation or dissolution.

A “fundamental change” will not be deemed to have occurred if at least 90% of the consideration in the case of a merger or consolidation under the first clause above consists of common stock traded on a U.S. national securities exchange and the Series B Preferred Stock becomes convertible solely into such common stock.

On or after December 21, 2010, we may, at our option, cause the Series B Convertible Preferred Stock to be automatically converted into the number of shares of common stock that are issuable at the then-prevailing conversion rate, pursuant to the Company Conversion Option. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day before the announcement of our exercise of the option, the closing price of the common stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is non-redeemable by us.

NOTE 8—Derivative Activities

We use commodity and financial derivative contracts to manage fluctuations in commodity prices and interest rates. We are currently not designating our derivative contracts for hedge accounting. All gains and losses both realized and unrealized from our derivative contracts have been recognized in other income (expense) on our Consolidated Statement of Operations.

The total financial impact of our derivative activities on our consolidated Statement of Operations for the year ended December 31, 2010 was a $55.3 million gain which consisted of $23.5 million in realized gain in addition to the $31.8 million in unrealized gain.

Commodity Derivative Activity

We enter into swap contracts, costless collars or other derivative agreements from time to time to manage commodity price risk for a portion of our production. Our strategy, which is administered by the Hedging Committee of our Board of Directors, and reviewed periodically by the entire Board of Directors, has been to generally hedge between 30% and 70% of our estimated total production for the period the derivatives are in effect. As of December 31, 2010, the commodity derivatives we used were in the form of:

(a)	collars, where we receive the excess, if any, of the floor price over the reference price, based on NYMEX quoted prices, and pay the excess, if any, of the reference price over the ceiling price, and

(b)	basis swaps, where we receive an index price less a fixed amount and pay a floating price, based on NYMEX or specific transfer point quoted prices.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Despite the measures taken by us to attempt to control price risk, we remain subject to price fluctuations for natural gas and crude oil sold in the spot market. Prices received for natural gas sold on the spot market are volatile due primarily to seasonality of demand and other factors beyond our control. Domestic crude oil and gas prices could have a material adverse effect on our financial position, results of operations and quantities of reserves recoverable on an economic basis.

As of December 31, 2010, our open forward positions on our outstanding commodity derivative contracts, all of which were with BNP Paribas, Bank of Montreal or Royal Bank of Canada, were as follows:

Collars (NYMEX)	Daily Volume	Total Volume	Average Floor/Cap	Fair Value at December 31, 2010
Natural gas (MMBtu)				$38,378,059
1Q 2011	40,000	3,600,000	$6.00 – $7.09
2Q 2011	40,000	3,640,000	$6.00 – $7.09
3Q 2011	40,000	3,680,000	$6.00 – $7.09
4Q 2011	40,000	3,680,000	$6.00 – $7.09
1Q 2012	40,000	3,640,000	$6.00 – $7.09
2Q 2012	40,000	3,640,000	$6.00 – $7.09
3Q 2012	40,000	3,680,000	$6.00 – $7.09
4Q 2012	40,000	3,680,000	$6.00 – $7.09
			Fixed Price
Oil Swaps (BBL)				$1,820,994
1Q 2011	800	72,000	$100.00
2Q 2011	800	72,800	$100.00
3Q 2011	800	73,600	$100.00
4Q 2011	800	73,600	$100.00
Oil Swaptions (BBL) (1)				$(4,367,301)
2012	800	292,800	$100.00
2013	800	292,000	$100.00

			Total	$35,831,752

(1)	Swaption whereby the payer (counter party) has the option to enter into the swap agreement.

The fair value of the oil and gas commodity contracts in place at December 31, 2010, that are marked to market resulted in a current asset of $24.5 million, a long-term asset of $15.7 million and a long-term liability of $4.4 million. We measure the fair value of our commodity derivatives contracts by applying the income approach, and these contracts are classified within level two of the valuation hierarchy. See Note 13. For the year ended December 31, 2010, we recognized in earnings a $55.3 million gain from these commodity derivative instruments, which consisted of $24.6 million in realized gain and $30.7 million in unrealized gain.

Interest Rate Swap

We have variable-rate debt obligations that expose us to the effects of changes in interest rates. To partially reduce our exposure to interest rate risk, from time to time we enter into interest rate swap agreements. These swaps are not designated as hedges. At December 31, 2010, we had no interest rate swaps in place.

NOTE 9—Commitments and Contingencies

Hoover Tree Farm, LLC v. Goodrich Petroleum Company, LLC et al. On April 29, 2010 a state court in Caddo Parish, Louisiana, granted a judgment holding the Company solely responsible for the payment of $8.5 million in additional oil and gas lease bonus payments and related interest in an ongoing lawsuit involving the interpretation of a unique oil and gas lease provision. The lease provided for the payment of additional bonuses under certain circumstances in the event higher lease bonuses were paid by the Company, its successors or assigns, within the surrounding area. Without the Company’s knowledge, one of the sub-lessees subject to the same lease paid substantially higher bonuses in the area. The Company believes that this ruling was improperly decided and, on July 8, 2010, filed a motion for suspensive appeal. The Company satisfied the requirements for posting a suspensive appeal bond by depositing $8.5 million in July 2010 with Iberia Bank in Shreveport, Louisiana for the account of the Clerk of Caddo Parish Court.

On July 9, 2010, the sub-lessee agreed to reimburse us for one half of any sums for which we may be cast in judgment in this lawsuit in any final non-appealable judgment, and further agreed to reimburse us for one half of the cash bond. We reduced our accrual by $4.2 million in the third quarter of 2010 and the remaining $4.3 million as of December 31, 2010 is reflected as “Operating Expenses—Other” in the Consolidated Statement of Operations.

In addition, we are party to other lawsuits arising in the normal course of business. We intend to defend these actions vigorously and believe, based on currently available information, that adverse results or judgments from such actions, if any, will not be material to our consolidated financial position or results of operations or liquidity.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below provides estimates of the timing of future payments that we are obligated to make based on agreements in place at December 31, 2010 (in thousands).

	Payment due by Period (2)
	Note	Total	2011	2012	2013	2014	2015 and After
Long term debt (1)	4	$393,500	$175,000	$—	$—	$218,500	$—
Interest on convertible senior notes	4	46,182	16,138	10,925	10,925	8,194	—
Office space leases	10	9,246	1,042	1,044	1,142	1,104	4,914
Office equipment leases	10	793	496	114	100	56	27
Drilling rigs & operations contracts	10	27,179	18,744	7,702	583	150	—

(1)	The $175.0 million 2026 Notes have a provision at the end of years 5, 10 and 15, for the investors to demand payment on these dates; the first such date is December 1, 2011. The $218.5 million 5.0% convertible senior notes have a provision by which on or after October 1, 2014, the Company may redeem all or a portion of the notes for cash, and the investors may require the Company to repurchase the notes on each of October 1, 2014, 2019 and 2024.
(2)	This table does not include the estimated liability for dismantlement, abandonment and restoration costs of oil and gas properties of $16.1 million. The Company records a separate liability for the fair value of this asset retirement obligation. See Note 3.

Operating Leases—We have commitments under an operating lease agreement for office space and office equipment leases. Total rent expense for the years ended December 31, 2010, 2009, and 2008, was approximately $1.1 million, $1.1 million and $0.9 million.

Drilling Contracts—We have three drilling rigs under contract as of December 31, 2010 of which two are scheduled to expire in 2011 and one is scheduled to expire in 2012.

Litigation —We are party to lawsuits arising in the normal course of business. We intend to defend these actions vigorously and believe, based on currently available information, that adverse results or judgments from such actions, if any, will not be material to our financial position or results of operations.

NOTE 10—Related Party Transactions

Patrick E. Malloy, III, Chairman of the Board of Directors of our company is a principal of Malloy Energy Company, LLC (“MEC”). MED owns various small working interests in the Bethany Longstreet and Plumb Bob fields for which we are the operator. In accordance with industry standard joint operating agreements, we bill MEC for its share of capital and operating cost on a monthly basis. As of December 31, 2010 and 2009, the amounts billed and outstanding to MEC for its share of monthly capital and operating costs were $0.5 million and $1.4 million, respectively, and are included in trade and other accounts receivable at each year-end. Such amounts at each year-end were paid by MEC to us in the month after billing and the affiliate is current on payment of its billings.

At the same time we sold a portion of our interests in the Haynesville Shale deep rights at Bethany Longstreet field, MEC consummated a similar transaction for its 30% working interest in the same deep rights with Chesapeake. We and MEC also sold our interest in the St. Gabriel field in August 2008. In December 2010, MEC sold their shallow interest in the Bethany Longstreet field.

We also serve as the operator for a number of other oil and gas wells owned by affiliates of MEC in which we will earn an average working interest of 11% after payout. In accordance with industry standard joint operating agreements, we bill the affiliate for its share of the capital and operating costs of these wells on a monthly basis. As of December 31, 2010 and 2009, the amounts billed and outstanding to the affiliate for its share of monthly capital and operating costs were less than $0.1 million at the end of 2010 and 2009 and are included in trade and other accounts receivable at each year-end. Such amounts at each year-end were paid by the affiliate to us in the month after billing and the affiliate is current on payment of its billings.

On May 25, 2010, we entered into a participation agreement with Turnham Interests, Inc., a private company owned by Robert C. Turnham, Jr. (the “Turnham Participation Agreement”) on terms substantially identical to recent transactions, as described below. Mr. Turnham is our President and Chief Operating Officer and is a member of our Board of Directors. Pursuant to the Turnham Participation Agreement, we purchased from Turnham Interests, Inc., at a cash price of $1,250 per net acre, a 95% working interest in approximately 813 net acres in the Eagle Ford Shale oil play in Frio County, Texas. In addition, we agreed to pay for and carry the costs associated with the drilling and completion of an initial well on the acreage, to the extent such costs are attributable to the 5% working interest in such acreage retained by Turnham Interests, Inc. The total cash consideration received by Turnham Interests, Inc. was approximately $1 million. The term of the Turnham Participation Agreement is three years, or for so long as there is commercial production from the acreage.

The terms of the Turnham Participation Agreement are substantially identical to the terms of a previously announced participation agreement entered into between us and an unrelated third party, concerning approximately 6,000 net acres adjacent to the acreage covered by the Turnham Participation Agreement. Turnham Interests, Inc. had owned the leasehold interest subject to the Turnham Participation Agreement since 1999.

NOTE 11—Acquisitions and Divestitures

Acquisitions

In December 2009, we acquired lease interests in approximately 12,000 net acres in Nacogdoches and Angelina Counties of Texas which is believed to be prospective for the Haynesville Shale. Total consideration paid was $9.2 million.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2010, we acquired a leasehold interest within the oil window of the Eagle Ford Shale play in La Salle and Frio Counties, Texas. We paid approximately $10.0 million in upfront cash and have the option to drill to earn the full interest through $44.0 million in carried drilling costs. At September 30, 2010, we had invested a total of $22 million in leasehold acreage in the Eagle Ford Shale play.

Divestitures

On June 16, 2008, we entered into a joint development agreement with Chesapeake to develop our Haynesville Shale acreage in the Bethany Longstreet and Longwood fields of Caddo and DeSoto Parishes, Louisiana. Chesapeake purchased the deep rights to approximately 10,250 net acres of oil and natural gas leasehold comprised of a 20% working interest in approximately 25,000 net acres in the Bethany Longstreet field and a 50% working interest in approximately 10,500 net acres in the Longwood field for $172.6 million. The sale closed on July 15, 2008, resulting in net proceeds of $172.0 million and a gain on the transaction of $145.1 million. Chesapeake also purchased 7,500 net acres of deep rights in the Bethany Longstreet field from a third party, bringing the ownership interest in the deep rights in both fields after closing to 50% each for us and Chesapeake.

On December 30, 2010, we sold the shallow rights in certain of our non-core properties located in Northwest Louisiana and East Texas for approximately $65 million with an effective date of July 1, 2010. The Company has retained all of the deep drilling rights on these divested properties, including the rights to both the Haynesville Shale and Bossier Shale formations.

NOTE 12—Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, whether in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

We use various methods, including the income approach and market approach, to determine the fair values of our financial instruments that are measured at fair value on a recurring basis, which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For some of our instruments, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For other instruments, the fair value may be calculated based on these inputs as well as other assumptions related to estimates of future settlements of these instruments. We separate our financial instruments into three levels (levels 1, 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels.

Each of these levels and our corresponding instruments classified by level are further described below:

•	Level 1 Inputs—unadjusted quoted market prices in active markets for identical assets or liabilities.

•

Level 2 Inputs—quotes which are derived principally from or corroborated by observable market data. Included in this level are our long-term debt and our interest rate swaps and commodity derivatives whose fair values are based on third-party quotes or available interest rate information and commodity pricing data obtained from third party pricing sources and our creditworthiness or that of our counterparties.

•

Level 3 Inputs—unobservable inputs for the asset or liability, such as discounted cash flow models or valuations, based on the Company’s various assumptions and future commodity prices. Included in this level are our assets held for sale and oil and gas properties which are deemed impaired.

As of December 31, 2010 and 2009, the carrying amounts of our cash and cash equivalents, trade receivables and payables represented fair value because of the short-term nature of these instruments.

The following table summarizes the fair values of our derivative financial instruments that are recorded at fair value classified in each level as of December 31, 2010 and 2009 (in thousands):

	2010 Fair Value Measurements Using
Description	Level 1	Level 2	Level 3	Total
Current Assets Commodity Derivatives	$—	$24,467	$—	$24,467
Non-current Assets Commodity Derivatives	—	15,732	—	15,732
Non-current Liabilities Commodity Derivatives	—	(4,367)	—	(4,367)

Total	$—	$35,832	$—	$35,832

	2009 Fair Value Measurements Using
Description	Level 1	Level 2	Level 3	Total
Current Assets -Commodity Derivatives	$—	$5,403	$—	$5,403
Current Liabilities Interest Swaps	—	(1,087)	—	(1,087)
Non-current Liabilities Interest Swaps	—	(278)	—	(278)

Total	$—	$4,038	$—	$4,038

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reflects the carrying value, as recorded in our Consolidated Balance Sheet and fair value of our debt financial instruments which we classified as level 2 at December 31, 2010 and 2009 (in thousands):

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
3.25% Convertible Senior Notes due 2026	167,089	173,478	159,085	161,438
5.0% Convertible Senior Notes due 2029	179,168	212,164	171,062	226,694

Total debt	$346,257	$385,642	$330,147	$388,132

The fair value amounts of our debt are based on quoted market prices for the same or similar type issues.

NOTE 13—Impairment of oil and gas properties

Methods for Determining Fair Value

We periodically assess our long-lived assets recorded in oil and gas properties on the Consolidated Balance Sheets to ensure that they are not carried in excess of fair value, which is computed using level 3 inputs such as discounted cash flow models or valuations, based on estimated future commodity prices and our various operational assumptions. At least semi-annually or whenever changes in facts and circumstances indicate that our oil and gas properties may be impaired; an evaluation is performed on a field-by-field basis.

As of December 31, 2010, we had interests in oil and gas properties totaling $535.8 million, net of accumulated depletion, which we account for under the successful efforts method. The expected future cash flows used for impairment reviews and related fair-value calculations are based on judgmental assessments of future production volumes, prices, and costs, considering all available information at the date of review. Due to the uncertainty inherent in these factors, we cannot predict when or if additional future impairment charges will be recorded. We estimated future net cash flows generated from our oil and gas properties by using forecasted oil and gas prices.

Impairment of Oil and Gas Properties

Due to declines in natural gas prices during 2010, we determined that the carrying amount of certain of our oil and gas properties were not recoverable from future cash flows and, therefore, were impaired. We recorded an impairment of $234.9 million for the year ended December 31, 2010. The expected future cash flows used for our impairment review and related fair-value calculation was based on judgmental assessments of future production volumes, prices, and costs, considering all available information at the date of review. Due to the uncertainty inherent in these factors, we cannot predict when or if additional future impairment charges will be recorded. We estimated future net cash flows generated from our oil and gas properties by using forecasted oil and gas prices

Total impairment associated with our oil and gas properties for the years ended December 31, 2010, 2009 and 2008 was $234.9 million, $208.9 million and $28.6 million, respectively.

NOTE 14—Resignation of Executive Officer

In March 2010, David R. Looney resigned as Executive Vice President and Chief Financial Officer of the Company. The provisions of the Resignation Agreement dated March 24, 2010 among the Company and Mr. Looney consisted primarily of the following:

•	Term life of 60,000 fully vested options was modified;

•	Accelerated vesting of 25,000 shares of restricted stock; and

•	Execution of a consulting agreement for six months through September 2010.

The Company recognized additional expense related to the Resignation Agreement of approximately $0.9 million during the year ended December 31, 2010.

NOTE 15—Oil and Gas Producing Activities (Unaudited)

Overview

All of our reserve information related to crude oil, condensate, and natural gas liquids and natural gas was compiled based on estimates prepared and reviewed by our engineers. The technical persons primarily responsible for overseeing the preparation of the reserves estimates meet the requirements regarding qualifications. The reserves estimation is part of our internal controls process subject to management’s annual review and approval. These reserves estimates are evaluated and audited by Netherland, Sewell & Associates, Inc. (“NSAI”), our independent reserve engineers consulting firm, as of December 31, 2010, 2009 and 2008. A report of NSAI is filed in Exhibit 99.1. All of the subject reserves are located in the continental United States, primarily in Texas and Louisiana.

Many assumptions and judgmental decisions are required to estimate reserves. Quantities reported are considered reasonable but are subject to future revisions, some of which may be substantial, as additional information becomes available. Such additional knowledge may be gained as the result of reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes, and other factors.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Regulations published by the SEC define proved oil and gas reserves as those quantities of oil and gas which, by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether the estimate is a deterministic estimate or probabilistic estimate. Proved developed oil and gas reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well or through installed extraction equipment and infrastructure operational at the time of the reserves estimates if the extraction is by means not involving a well.

In December 2008, the SEC issued a final rule adopting revisions to its oil and gas reporting disclosures. The revisions are intended to provide investors with more meaningful and comprehensive information related to the determination and disclosure of oil and gas reserves information. In January 2010, the FASB issued an update to accounting standards for oil and gas reserve estimations and disclosures. The provisions of both SEC final rule and FASB accounting update are effective for fiscal years ending on or after December 31, 2009. We adopted both SEC final rule and FASB accounting update on their effective date of December 31, 2009. The rule changes, including those related to pricing and technology, are included in our reserves estimates as of December 31, 2010 and 2009. Our reserves estimates as of December 31, 2008 were prepared under the previous rules.

Prices we used to value our reserves are based on the twelve-month un-weighted arithmetic average of the first-day-of-the-month price for the period January through December 2010. For oil volumes, the average WTI spot price of $75.96 per barrel is adjusted by lease for quality, transportation fees, and regional price differentials. For gas volumes, the average Henry Hub spot price of $4.38 per MMBtu is adjusted by lease for energy content, transportation fees, and regional price differentials.

Capitalized Costs

The table below reflects our capitalized costs related to our oil and gas producing activities at December 31, 2010, and 2009 (in thousands):

	2010	2009
Proved properties	$1,162,017	$1,305,694
Unproved properties	55,874	37,931

	1,217,891	1,343,625
Less accumulated depreciation, depletion and amortization	(682,056)	(671,352)

Net oil and gas properties	$535,835	$672,273

Costs Incurred

Costs incurred in oil and gas property acquisition, exploration and development activities, whether capitalized or expensed, are summarized as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Property Acquisition
Unproved	$33,456	$15,264	$54,657
Proved	—	579	7,751
Exploration	33,580	35,378	44,765
Development (1)	218,342	193,130	315,030

	$285,378	$244,351	$422,203

(1)	Includes asset retirement costs of $1.3 million in 2010, $3.7 million in 2009 and $7.4 million in 2008.

The following table sets forth our net proved oil and gas reserves at December 31, 2010, 2009 and 2008 and the changes in net proved oil and gas reserves during such years:

	Natural Gas (MMcf)			Oil (MBbls)
	2010	2009	2008	2010	2009	2008
Proved reserves at beginning of period	415,301	390,449	346,930	877	1,983	1,810
Revisions of previous estimates (1)	1,383	(264,928)	(62,616)	88	(1,441)	(137)
Extensions, discoveries and improved recovery (2)	102,751	318,699	126,350	820	487	470
Purchases of minerals in place	—	—	2,988	—	—	15
Sales of minerals in place	(32,431)	(28)	(14)	(17)	—	(1)
Production	(32,815)	(28,891)	(23,189)	(150)	(152)	(174)

Proved reserves at end of period	454,189	415,301	390,449	1,618	877	1,983

Proved developed reserves:
Beginning of period	162,935	150,174	108,077	431	387	282
End of period	187,417	162,935	150,174	746	431	387

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Natural Gas Equivalents (MMcfe)
	2010	2009	2008
Proved reserves at beginning of period	420,561	402,349	357,792
Revisions of previous estimates (1)	1,916	(273,577)	(63,438)
Extensions, discoveries and improved recovery (2)	107,670	321,622	129,170
Purchases of minerals in place	—	—	3,078
Sales of minerals in place (3)	(32,532)	(28)	(20)
Production	(33,716)	(29,805)	(24,233)

Proved reserves at end of period	463,899	420,561	402,349

Proved developed reserves:
Beginning of period	165,519	152,496	109,769
End of period	191,893	165,519	152,496

(1)	Revisions of previous estimates in 2008 and 2009 were negative due primarily to significant pricing decreases in 2008 and 2009 which caused a number of our vertical proved undeveloped locations in Northwest Louisiana and East Texas areas to become uneconomic at those lower price levels.
(2)	Extensions and discoveries were positive on an overall basis in all three periods presented, primarily related to our continued drilling activity on existing and newly acquired properties in the Northwest Louisiana, East Texas and South Texas areas. We recognized reserve adds of 108 Bcfe in 2010 related to extensions and discoveries, of which approximately 80 Bcfe is attributed to the Haynesville Shale Trend, approximately 25 Bcfe is attributed to the Cotton Valley Taylor Sand and approximately 3 Bcfe is attributed to the Eagle Ford Shale Trend.
(3)	In December 2010, we sold approximately 33 Bcfe attributed to our shallow rights in several fields in East Texas and Northwest Louisiana retaining ownership of all the deep rights including the Haynesville Shale Trend formations.

Standardized Measure

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of year-end is shown below (in thousands):

	2010	2009	2008
Future revenues	$1,835,800	$1,267,712	$2,052,735
Future lease operating expenses and production taxes	(424,560)	(420,687)	(816,941)
Future development costs (1)	(513,252)	(422,042)	(675,787)
Future income tax expense	(10,172)	(3,384)	(6,907)

Future net cash flows	887,816	421,599	553,100
10% annual discount for estimated timing of cash flows	(529,138)	(274,375)	(385,657)

Standardized measure of discounted future net cash flows	$358,678	$147,224	$167,443

Index price used to calculate reserves (2)
Natural gas (per Mcf)	$4.38	$3.87	$5.71
Oil (per Bbl)	$75.96	$57.65	$41.00

(1)	Includes cumulative asset retirement obligations of $16.1 million, $18.3 million and $13.8 million in 2010, 2009 and 2008, respectively.
(2)	These index prices, used to estimate our reserves at these dates, are before deducting or adding applicable transportation and quality differentials on a well-by-well basis.

We believe with reasonable certainty that we will be able to obtain such capital in the normal course of business. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows. The standardized measure of discounted cash flows is the future net cash flows less the computed discount.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the Standardized Measure

The following are the principal sources of change in the standardized measure of discounted net cash flows for the years shown (in thousands):

	Year Ended December 31,
	2010	2009	2008
Balance, beginning of year	$147,224	$167,443	$284,117
Net changes in prices and production costs related to future production	113,068	(309,832)	(68,643)
Sales and transfers of oil and gas produced, net of production costs	(108,242)	(66,438)	(167,516)
Net change due to revisions in quantity estimates	1,962	(181,646)	(81,292)
Net change due to extensions, discoveries and improved recovery	153,509	89,811	105,257
Net change due to purchases and sales of minerals in place	(12,979)	3	5,219
Changes in future development costs	35,173	473,897	3,426
Previously estimated development cost incurred in period	21,231	6,160	35,926
Net change in income taxes	(2,507)	1,461	26,165
Accretion of discount	14,816	16,987	31,269
Change in production rates (timing) and other	(4,577)	(50,622)	(6,485)

Net increase (decrease) in standardized measures	211,454	(20,219)	(116,674)

Balance, end of year	$358,678	$147,224	$167,443

NOTE 16—Summarized Quarterly Financial Data (Unaudited)

(In Thousands, Except Per Share Amounts)

	First Quarter	Second Quarter	Third Quarter (1)	Fourth Quarter	Total
2010
Revenues	$40,455	$34,162	$37,424	$36,292	$148,333
Operating loss	(21,331)	(12,777)	(238,482)	(7,828)	(280,418)
Net income (loss)	4,331	(21,599)	(225,131)	(19,721)	(262,120)
Net income (loss) applicable to common stock	2,819	(23,111)	(226,642)	(21,233)	(268,167)
Basic income (loss) per common share	0.08	(0.64)	(6.31)	(0.59)	(7.47)
Diluted income (loss) per common share	0.08	(0.64)	(6.31)	(0.59)	(7.47)
2009
Revenues	$28,461	$26,263	$23,525	$32,177	$110,426
Operating income (loss)	(27,546)	(53,947)	(37,740)	(220,489)	(339,722)
Net income (loss)	3,144	(34,982)	(29,519)	(189,629)	(250,986)
Net income (loss) applicable to common stock	1,632	(36,494)	(31,031)	(191,140)	(257,033)
Basic income (loss) per common share	0.05	(1.02)	(0.87)	(5.34)	(7.17)
Diluted income (loss) per common share	0.05	(1.02)	(0.87)	(5.34)	(7.17)

(1)	The carrying amount of our oil and natural gas properties was impaired by $234.9 million as of September 30, 2010. This amount includes an increase of $11.6 million from the previously reported amount of $223.3 million as a result of further review of our September 30, 2010 impairment analysis.

NOTE 17—Subsequent Events

On March 2, 2011, we issued and sold $275,000,000 aggregate principal amount of our 8.875% Senior Notes due 2019 (the “Senior Notes”). The Senior Notes are guaranteed on a senior unsecured basis by our wholly-owned subsidiary, Goodrich Petroleum Company, L.L.C.

Goodrich Petroleum Corporation, as the parent company (the “Parent Company”), has no independent assets or operations. The guarantee is full and unconditional, and the Parent Company has no other subsidiaries. In addition, there are no restrictions on the ability of the Parent Company to obtain funds from its subsidiary by dividend or loan. Finally, the Parent Company’s wholly-owned subsidiary does not have restricted assets that exceed 25% of net assets as of the most recent fiscal year end that may not be transferred to the Parent Company in the form of loans, advances or cash dividends by the subsidiary without the consent of a third party.

Update to Hoover Tree Farm, LLC v. Goodrich Petroleum Company, LLC et al. as disclosed in Footnote 9

On March 23, 2011, the State of Louisiana Second Circuit Court of Appeals issued an opinion which affirmed the trial court’s judgment against us and amended the judgment to make both us and the sub-lessee responsible for the money judgment. On June 10, 2011, we filed an application for writ of certiorari with the Supreme Court of Louisiana which was denied on September 23, 2011. On October 13, 2011, the money judgment of $4.4 million, including interest, was paid to the plaintiffs.